UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )
ProQuest Company
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(Name of Issuer)
Common Stock ($0.001 par value)
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(Title of Class of Securities)
74346P10
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(CUSIP Number)
February 14, 2007
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 74346P10
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1. NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Sterling Capital Management LLC
42-1658828
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
Not Applicable
(a) [ ]
(b) [ ]
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5. SOLE VOTING POWER
None
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6. SHARED VOTING POWER
2,452,752
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7. SOLE DISPOSITIVE POWER
None
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8. SHARED DISPOSITIVE POWER
2,452,752
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,452,752
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
8.2%
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12. TYPE OF REPORTING PERSON
IA
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CUSIP No. 74346P10
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Item 1(a) Name of Issuer:
ProQuest Company
Item 1(b) Address of Issuer's Principal Executive Offices:
777 Eisenhower Parkway
Ann Arbor, MI  48106

Item 2(a) Name of Person(s) Filing:
Sterling Capital Management LLC ("Sterling")
Item 2(b) Address of Principal Business Office:

Two Morrocroft Centre
4064 Colony Road, Suite 300
Charlotte, NC 28211

Item 2(c) Citizenship:
Sterling is a North Carolina limited liability company.

Item 2(d) Title of Class of Securities:
Common Stock ($0.001 par value) (the "Stock")

Item 2(e) CUSIP Number:
74346P10

Item 3 Type of Person:
(e) Sterling is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940, as amended.

Item 4 Ownership:
(a) Amount beneficially owned:
See Item 9 of Cover Pages.
(b) Percent of class:
See Item 11 of Cover Pages.
(c) Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote:
See Item 5 of Cover Pages.
(ii) Shared power to vote or to direct the vote:
See Item 6 of Cover Pages
(iii) Sole power to dispose or direct the disposition of:
See Item 7 of Cover Pages.
(iv) Shared power to dispose or direct the disposition of:
See Item 8 of Cover Pages.

Item 5 Ownership of Five Percent or Less of a Class:
Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:
Sterling is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. None of these clients to the knowledge of Sterling beneficially owns more than 5% of the Stock.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
Sterling is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940, as amended.

Item 8 Identification and Classification of Members of the Group:
Not Applicable

Item 9 Notice of Dissolution of Group:
Not Applicable

Item 10 Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007

STERLING CAPITAL MANAGEMENT LLC
By: /s/ Kenneth R. Cotner


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Kenneth R. Cotner
Director and Chief Operating Officer